EXHIBIT 10.1

ZIONS BANCORPORATION

RESTATED DEFERRED COMPENSATION PLAN

Restated and Revised Effective as of January 1, 2005

ZIONS BANCORPORATION

RESTATED AND REVISED DEFERRED COMPENSATION PLAN

(Effective January 1, 2005)

ARTICLE I

INTRODUCTION

1.1 Restatement of Existing Plan. Zions Bancorporation previously established the Zions Bancorporation Deferred Compensation Plan effective as of January 1, 2001, which Plan was restated in its entirety effective January 1, 2003, and subsequently restated effective January 1, 2004. The January 1, 2004 restatement is hereinafter referred to as the “Prior Plan”. It is a purpose of this Plan to have those amounts which were 100% vested and credited to a Deferral Account prior to January 1, 2005 (“Grandfather Amounts”) be governed by the applicable laws and rules governing deferred compensation arrangements, prior to the enactment of Section 409A of the Code (“409A”) together with the provisions of the Prior Plan. Notwithstanding the foregoing, there shall only be one Plan which will include a Deferral Account for Grandfather Amounts and a Deferral Account for post December 31, 2004 deferrals. Accordingly, the provisions of the Prior Plan shall govern that portion of a Participant’s Deferral Account which consists of Grandfather Amounts. Unless specifically provided herein, the provisions of this Plan Document where different from the Prior Plan shall apply only to amounts deferred or vested after December 31, 2004. If the application of any provision of this Plan document, would constitute a “material modification” with respect to Grandfather Amounts under guidance issued by the Service under 409A, then such provision will not be applied to any Grandfather Amounts and the provision of the Prior Plan will control. By this document the Prior Plan is restated and revised as of the Effective Date and to read as set forth hereafter.

1.2 Purpose of Plan. Zions Bancorporation has established this Plan as a continuation of the prior Plan to provide select employees with the opportunity to defer the receipt of compensation and a vehicle through which to do so. Zions Bancorporation intends to maintain the Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan will be interpreted in a manner consistent with these intentions.

1.3 Combined Plans and Successor Plan. With the prior restatement effective January 1, 2003, Zions Bancorporation combined and merged certain plans which provided for deferred compensation. The plans which were combined and merged into the Prior Plan (and jointly referred to hereafter as the “Merged Plans”) are:

Zions Bancorporation Deferred Compensation Plan for Value-Sharing Participants

Zions Bancorporation Executive Management Plan (“SERP”)

Grossmont Bank Deferred Compensation Plan for Key Employees

With the January 1, 2004 restatement and revision those portions of the Merged Plans which provided for continuing contributions from the Company (as hereafter defined) and which were preserved in the Prior Plan (including all related benefits and liabilities) were transferred to the Zions Bancorporation Excess Benefit Plan, which plan has been created by the Company for that purpose. From and after January 1, 2004 no further benefits attributable to Company contributions are available from or accrue under this Plan. All benefits previously provided under the Prior Plan and attributable to Company contributions shall only be payable by and available from the Zions Bancorporation Excess Benefit Plan according to its terms, regardless of the time or manner such benefits may have been previously payable under the Merged Plans or the Prior Plan.

ARTICLE II

DEFINITIONS

Definitions are contained in this article and throughout other sections of the Plan. The location of a definition is for convenience only and should not be given any significance. A word or term defined in this article (or in any other article) will have the same meaning throughout the Plan unless the context clearly requires a different meaning.

2.1 Base Salary means (i) the employee’s base salary paid for each payroll period, including any periodic payment which constitutes a draw or advance against future potential commission payments, and (ii) in the case of an employee whose compensation from the Company contains a commission element, the amount of the commission as paid, excluding any draw or advance received, and without regard to any Bonus(es) or other additional amount(s) paid or payable to the employee.

2.2 Beneficiary means the individual(s) or entity(ies) designated by a Participant, or by the Plan, to receive any benefit payable upon the death of a Participant or Beneficiary. A Beneficiary designation must be signed by the Participant and delivered to the Committee on a form specified by the Committee for that purpose. In the absence of a valid or effective Beneficiary designation, the Beneficiary will be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

2.3 Board means the Board of Directors of the Company.

2.4 Bonus means any periodic or non-periodic payment to the Participant which is not part of the Participant’s Base Salary, including incentive pay, discretionary bonuses and any amount denominated and paid by the Company as a value sharing payment, and which is not otherwise excluded from the definition of Compensation contained in this Plan. For purposes of this Section “discretionary bonus” means any one time annual payment (typically paid in February of each year) and not included in any incentive plan, “incentive pay” means any payment (excluding commissions) made to compensate for meeting established goals or production levels set forth in documented performance plans and value sharing payments means monies paid according to long term based (more than one year) plans.

2.5 Code means the Internal Revenue Code of 1986, as amended from time to time.

2.6 Committee means the Zions Bancorporation Benefits Committee. The Committee will serve as the “plan administrator” to manage and control the operation and administration of the Plan, within the meaning of ERISA Section 3(16)(A).

2.7 Company means Zions Bancorporation, any successor of Zions Bancorporation, and any subsidiary or affiliate of Zions Bancorporation which elects, with the approval of Zions Bancorporation, to become a participating employer under this Plan. Regardless of the adoption of or participation in this Plan by one or more affiliates of Zions Bancorporation, all rights, duties and responsibilities for operation of this Plan, including all rights reserved to amend, alter, supplement or terminate this Plan, shall remain exclusively with and be exercised solely by the Board of Directors of Zions Bancorporation, unless such rights or duties are specifically allocated or assigned under this Plan by the Board to the Committee or by Zions Bancorporation to one or more participating employers.

2.8 Compensation means the employee’s Base Salary, Bonus(es) and any amounts withheld by salary reduction under Code §§125 or 401(k), or under this Plan. Compensation excludes any other form of remuneration paid or payable to an Eligible Employee, such as restricted stock, stock options, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowances, and any other amounts, whether or not included in an Eligible Employee’s taxable income. Deferral elections under Article III and Company contribution credits under Article IV shall be computed before taking into account any reduction in an Eligible Employee’s Compensation by salary reduction election under Code §§125 or 401(k), or deferral election under this Plan.

2.9 Deferral Account means a bookkeeping account established for and maintained on behalf of a Participant to which Compensation amounts are deferred, and net income (or losses) thereon, are credited under this Plan. The Participant’s Deferral Account shall also include and reflect all amounts previously credited to the Participant under any of the Merged Plans in which the Participant had a credit amount as of the day before the Effective Date, as well as all amounts credited under the Prior Plan on the day before the Effective Date, but only to the extent such amounts are attributable to deferrals under a Deferred Compensation Agreement or similar arrangement provided in a Merged Plan.

2.10 Deferred Compensation Agreement means an agreement described in Section 3.4 and entered into by a Participant and the Company to reduce the Participant’s Compensation for a specified period of time and to credit such amounts to the Plan for distribution at a specified time in the future in accordance with Article III.

2.11 Disability means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. This definition of Disability shall apply to Grandfather Amounts.

2.12 Effective Date means January 1, 2005, the date this Plan, as restated and revised, shall be effective. The original effective date of the Plan is January 1, 2001. Notwithstanding the foregoing, amounts deferred and vested under the Plan prior to January 1, 2005 shall not be subject to any amendments to the Plan with an effective date subsequent to December 31, 2004.

2.12 Eligible Employee means a common law employee of the Company who:

(a)	on the day before the Effective Date was a participant in this Plan; or

(b)	has or is projected to have Compensation in excess of $130,000 for the Plan Year commencing on the Effective Date and for any Plan Year thereafter (or such greater dollar amount as determined and announced by the Committee from year to year); and

(c)	having satisfied (a) or (b), is identified by the Committee and designated as eligible to participate in the Plan;

For purposes of determining as of any given date whether the Eligible Employee’s Compensation will satisfy (b) above, the Committee may project the Eligible Employee’s current rate of Compensation on a Plan Year basis. The Committee may adjust the dollar amount in (b) above from year to year consistent with any index selected by the Committee for this purpose, without further written amendment to this Plan. Except as otherwise provided in Section 3.1 (concerning an individual who ceases to be an Eligible Employee) and Section 3.3 (concerning an individual who first becomes an Eligible Employee on or after the first day of a Plan Year), an individual’s status as an Eligible Employee for a Plan Year shall be determined immediately prior to the first day of the Plan Year. An individual’s status who becomes an Eligible Employee on or after the first day of a Plan Year but prior to the next calendar quarter shall be determined prior to that calendar quarter. Notwithstanding the foregoing, the Committee may determine in writing that an otherwise Eligible Employee shall not be eligible to participate in this Plan.

2.13 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.14 Excess Benefit Plan means the Zions Bancorporation Excess Benefit Plan, which plan has been created by the Company effective January 1, 2004, as the partial successor to the Merged Plans for the sole purpose of providing benefits to certain Employees which are determined through the Merged Plans, but through means other than deferral of Compensation under a Deferred Compensation Agreement.

2.15 Hardship means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A Hardship and any resulting distribution will be determined in accordance with section 409A of the Code and guidance issued by the Service there under. The Committee will have sole discretion to determine whether a Hardship condition exists and the amount of the distribution. The Committee’s determination will be final.

A Participant must submit a written request for a distribution based on Hardship to the Committee on the form and in the manner prescribed by the Committee. The Hardship request must: (i) describe and certify the Hardship condition substantiating the severe financial need and all circumstances necessary to meet the definition of Hardship; (ii) state the amount the Participant requests as a withdrawal of all or a portion of his Deferral Account; and (iii) demonstrate the amounts requested to be distributed do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participants assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Committee will have sole discretion to determine whether a Hardship exists and to determine the appropriate action, if any, provided however, in no event will the Committee approve a Hardship distribution request for expenses related to any medical condition or expenses related to the death of any person unless the request for distribution is submitted to the Committee and approved by the Committee for Hardship distribution prior to the date on which the expense is incurred. The Committee, in its sole discretion, may make exception to the foregoing rule if it determines that the circumstances creating the expense for which reimbursement is sought were not reasonably foreseeable. Regardless of whether the Participant desires to reduce or cease any Compensation amounts to be deferred after the Hardship request is made, the Participant will be precluded from deferring Compensation for the remainder of the Plan Year in which a Hardship is approved by the Committee.

2.16 Insolvent means the Company is (i) unable to pay its debts as they become due or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.17 Investment Options means the investments designated by the Committee as the basis for determining the earnings return to be allocated to Participants’ Deferral Accounts. The Committee may change Investment Options at such times as it deems appropriate.

2.18 Participant means an Eligible Employee who is eligible to participate in the Plan as provided in Section 3.1 and who has made an election to defer Compensation pursuant to Section 3.2.

2.19 Plan means the Zions Bancorporation Restated Deferred Compensation Plan, as set forth in this document, as amended from time to time.

2.20 Plan Year means the Company’s fiscal year, beginning January 1 and ending December 31.

2.21 Retirement Age means, while employed by the Company, attainment of age 55 with 10 Years of Service (“Early Retirement Age”), or attainment of age 65, without regard to Years of Service.

2.22 Service means the Internal Revenue Service of the United States.

2.23 Specified Employee means an Eligible Employee who is a key employee (as defined in section 416(i) of the Code without regard to paragraph (5) thereof) and in accordance with guidance issued by the Service under section 409A(a)(2)(B).

2.24 Year of Service means, with respect to a Participant, a calendar year during which the Eligible Employee was in full time employment with the Company for the entire year. Full time employment shall be determined according to the rules adopted and utilized by the Company to classify full time employees.

ARTICLE III

PARTICIPATION

3.1 Eligibility. An Eligible Employee of the Company shall participate in the Plan only to the extent and for the period that the Eligible Employee satisfies the definition of Eligible Employee in this Plan, is selected by the Committee to participate and is a member of a select group of management or highly compensated employees, as such group is described under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. An individual who is an Eligible Employee as of the first day of the Plan Year but who ceases to be an Eligible Employee during the Plan Year shall continue to participate in the Plan with respect to any Deferred Compensation Agreements in effect for the Plan Year, but shall terminate participation as of the end of such Plan Year. The Participant shall not be permitted to enter into any new Deferred Compensation Agreements with the Company unless and until the individual again becomes an Eligible Employee.

3.2 Participation. An Eligible Employee who participates in the Plan may elect to defer the receipt of compensation earned by the Eligible Employee by executing an agreement as described in Section 3.4. The Eligible Employee shall make the election in accordance with Section 3.3. The Company shall withhold amounts deferred by the Participant in accordance with this election. The Participant’s deferred amounts shall be credited to the Deferral Account as provided in Article V and distributed in accordance with Article VI. An election to defer receipt of Compensation shall continue in effect for a given Plan Year unless the Participant separates from employment.

3.3 Election Procedure. An election to defer Compensation under an agreement described in Section 3.4 shall be made prior to the beginning of each Plan Year and must be made by completing a Deferred Compensation Agreement in accordance with procedures prescribed by the Committee. The Agreement must be completed during the election period established by the Committee which shall require that the Deferred Compensation Agreement be completed prior to the first day of the Plan Year for which Compensation shall be earned. Provided however, that an individual who becomes an Eligible Employee for the first time on or after the first day of a Plan Year shall be permitted to make an election to defer Compensation by completing a Deferred Compensation Agreement in accordance with procedures prescribed by the Committee, no later than the 30th day after such person becomes eligible to participate in the Plan. The deferral shall commence as soon as practicable under procedures established by the Committee. An Eligible Employee or a Participant who fails to timely complete a Deferred Compensation Agreement in accordance with the procedures prescribed by the Committee shall not participate in the Plan for the year for which the failure occurs.

3.4 Deferred Compensation Agreement. A Deferred Compensation Agreement shall remain in effect only for the Plan Year for which it is executed. The Deferred Compensation Agreement shall apply to all Compensation as defined in Section 2.8 and earned after the date on which the Agreement is effective. The Agreement shall state the amount of Compensation that shall be deferred for the Plan Year, and the time and manner of distribution. The Agreement may permit the Participant to elect different deferral amounts for Base Salary and various Bonus components, such as discretionary bonuses, incentive pay and long-term based bonuses (value sharing bonuses) payable to the Eligible Employee for the Plan Year, subject to the following:

(a)	Base Salary. A Participant shall be permitted to defer a maximum of fifty (50%) of Base Salary earned in a Plan Year. In the case of a Participant whose Base Salary contains a commission element, the Participant shall be permitted to defer a maximum of fifty percent (50%) of all commissions earned in the Plan Year.

(b)	Bonus. A participant shall be permitted to defer a maximum of one hundred (100%) of all amounts otherwise includible as Bonus pay (as defined in Section 2.4) with respect to a Plan Year.

(c)	No Minimum Deferral. There shall be no minimum deferral percentage which may be elected by an Eligible Employee, whether applicable to Base Salary, Bonus or both. Nevertheless, the Committee may, in its discretion, establish without further written amendment to this Plan a minimum deferral percentage amount, incremental deferral percentage or minimum dollar amount applicable to Base Salary or Bonus(es) for any given Plan Year.

(d)	Hardship Withdrawal Request. All deferrals by an Eligible Employee for the remainder of the Plan Year shall cease in the event the Committee approves a request of the Eligible Employee for a Hardship withdrawal for that Plan Year. No cessation of deferrals shall affect any limit established pursuant to Section 3.4(c) above, and no deferral amounts so reduced or not made shall be required to be made in addition to any future deferrals that are not affected by the Hardship request. This rule shall also apply in the same manner if the hardship withdrawal is made by the Eligible Employee from the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan.

3.5 Irrevocable Election. A Participant’s Deferred Compensation Agreement for a given Plan Year cannot be amended by the Participant and, except as provided in Section 3.4(d) and this Section 3.5, is irrevocable. Any change as to the timing or manner of payment of benefits already credited to a Participant’s Deferral Account (i) must be accomplished by a

Participant in accordance with procedures prescribed by the Committee; (ii) will not take effect sooner than the earliest date allowable under 409A; (iii) with respect to a postponement of a distribution (excluding payments for death, Disability or Hardship) the amended election must be completed in accordance with procedures prescribed by the Committee at least 12 months prior to the date the distribution was scheduled to begin; and (iv) no acceleration in payment of a distribution may occur in violation of 409A. The Company reserves the right to modify any Deferred Compensation Agreement to reflect a change in Plan provisions or for administrative convenience, so long as such change complies with section 409A of the Code and does not affect amounts deferred prior to January 1, 2005.

A Participant’s election to defer Compensation under the Deferred Compensation Agreement shall become null and void upon the Participant’s termination from employment with the Company, and no Compensation that may be payable after the Participant terminates from employment with the Company and otherwise would be subject to such Agreements shall be deferred under this Plan.

ARTICLE IV

COMPANY CONTRIBUTIONS

4.1 No Company Contributions. The Company shall not make or credit any contributions to the Plan beyond the amounts determined under each Participant’s Deferral Compensation Agreement.

4.2 Vesting. A Participant’s interest in the amounts in his or her Deferral Account attributable to (i) Compensation deferred pursuant to Sections 3.2 through 3.4 of the Plan and (ii) any earnings credited to the Participant’s Deferral Account pursuant to Section 5.5, shall be at all times fully vested and nonforfeitable. Notwithstanding the foregoing, all amounts in a Participant’s Deferral Account, including earnings thereon, shall be subject to the vesting and forfeiture provisions outlined hereafter:

The amounts described in the Participant’s Deferral Account, including earnings thereon, shall be subject to immediate forfeiture and loss (without regard to prior vested status or whether payment of such amounts has commenced under Article 6) if any of the following events occurs:

(a)	the Company terminates the Participant’s employment for any act of willful malfeasance, gross misconduct or gross negligence in the performance of his or her duties; or

(b)	the Participant enters into competition with the Company without the prior written permission of the Board.

ARTICLE V

PARTICIPANT ACCOUNT BALANCES

5.1 Establishment of Accounts. The Committee may select an independent record keeper (who may be an affiliate of the Company) to establish and maintain a Deferral Account on behalf of each Participant. Contributions and net income (or losses) will be credited to each Deferral Account in accordance with the provision of this Article.

5.2 Bookkeeping. Deferral Accounts will be primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any account. The establishment of a Deferral Account will not give any Participant the right to receive any asset held by the Company in connection with the Plan or otherwise.

5.3 Crediting Deferred Compensation. The Committee will credit to a Participant’s Deferral Account any amount deferred by the Participant as soon as practicable following the pay period to which such amount would have been paid to the Participant absent a Deferred Compensation Agreement.

5.4 Establishment of Investment Options. The Committee, in its sole discretion, will establish one or more Investment Options which will be maintained for the purpose of determining the amount of investment earnings to be credited to a Participant’s Deferral Account. The Committee may change from time to time the number, identity or composition of the Investment Options or discontinue the availability of any Investment Option. The Investment Options will reflect investment choices which are available in the marketplace for self directed accounts in retirement plans and may be (but need not be) the same investment choices available through any qualified retirement plan sponsored by the Company.

Pursuant to rules adopted by the Committee each Participant will indicate the Investment Options to which contributions under Section 5.3 and any existing Deferral Account balances shall be deemed credited. Investment Option elections of Participants must be made in whole percentage increments and at such times and in such manner as the Committee will specify. A Participant may change his or her Investment Option at any time and in such manner as the Committee shall specify. Each Participant shall be provided from time to time with the earnings “results” from the selected Investment Options. The Company’s liability to the Participant for amounts in the Deferred Compensation Account will include gains and losses attributed to the Investment Options selected by the Participant.

5.5 Crediting Investment Results. A Participant’s Deferral Account balance will be credited with the earnings of the Investment Options selected by the Participant and will be increased or decreased to reflect investment results, as they occur. While the credited investment return to the Participant’s Deferral Account is intended to reflect the actual performance of the Investment Options, net of any investment or management fees, in which the Participant is deemed invested, nevertheless, no provision of this Plan shall be interpreted to require the Company to actually invest any amounts in any particular Investment Option or any other fund, whether or not the fund is one of the Investment Options available for selection by Participants in the Plan.

5.6 Notification to Participants. The Committee shall notify each Participant with respect to the status of the Participant’s Deferral Account as soon as practicable after the end of each Plan Year. Neither the Company nor the Committee to any extent warrants, guarantees or represents that the value of any Participant’s Deferral Account at any time will equal or exceed the amount previously allocated or contributed thereto.

ARTICLE VI

DISTRIBUTION OF ACCOUNTS

6.1 Distribution Upon Separation from Employment or Attainment of Retirement Age. A Participant who separates from employment with the Company, whether before or after attaining Retirement Age shall receive his vested Deferral Account at the time and in the manner elected by the Participant in the Deferred Compensation Agreement.

6.2 Time of Payment. A Participant’s vested Deferral Account balance shall be paid (or commence to be paid) by the later of as soon as administratively feasible after the date specified by the Participant in his/her Deferred Compensation Agreement or the end of the Calendar year in which such payment was to be made or begin.

6.3 Manner of Payment. A Participant’s vested Deferral Account will be paid in accordance with the election the Participant made in the Deferred Compensation Agreement. The Deferred Compensation Agreement shall provide the Participant a right to elect a lump sum cash payment, or a series of substantially equal separate annual payments over a period of five (5), ten (10), fifteen (15) or twenty (20) years. If separate annual payments are elected, then each year’s annual payment will be divided into twelve substantially equal monthly payments which shall be paid monthly. If no election has been made by the Participant, the Deferral Account will be paid in a series of substantially equal separate annual payments over a period of five years. Each year’s annual payment shall be paid in 12 equal monthly installments. For this purpose the amount of each substantially equal annual payment shall be determined and adjusted annually by dividing the amount in the Participant’s Deferral Account as of the preceding December 31 by the number of annual installments remaining. The final monthly or yearly installment payment shall be the remaining balance in the Participant’s Deferral Account on the date the payment is made.

6.4 Distribution of Small Accounts Upon Separation of Employment. A Participant who separates from employment with the Company for any reason and who, at the time of separation has a balance in his or her Deferral Account which is not more than Ten Thousand Dollars ($10,000.00) shall receive the amounts credited to his/her Deferral Account in a lump sum cash payment only. The lump sum shall be paid not later than the later of December 31 of the year in which such Participant terminated or the 15th day of the third month following such Participant’s separation from service. For purposes of this Section 6.4, the value of a Participant’s Deferral Account to be distributed shall be determined as of the date the payment is made, and shall be credited with earnings through that date.

6.5 Distribution Upon Death. In the event a Participant dies prior to receiving all of his or her vested Deferral Account, the Participant’s Beneficiary shall receive the unpaid portion of the Participant’s Deferral Account in same manner as had been elected by the Participant prior to his/her death. For purposes of this Section 6.4, the value of a Participant’s Deferral Account to be distributed shall be determined as of the date the payment is made, and shall be credited with earnings through such date and, in the case of a Participant who dies while employed with the Company, any deferred amounts that would have been credited to the account if the Participant had continued employment with the Company through such date.

6.6 Distribution in the Event of Hardship. Prior to a distribution under Sections 6.1 or 6.5, payment of all or a portion of a Participant’s vested Deferral Account may be made in the event of Hardship. The amount of any Hardship distribution will not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship. A Hardship distribution shall be made in a single sum cash payment as soon as practicable after the Committee approves the Hardship withdrawal request.

6.7 Cash Payments Only. All distributions under the Plan will be made in cash by check.

6.8 Disability. For the purposes of Sections 6.4 and 6.5, in the event of a Participant’s Disability, the Participant will be considered to have separated from employment as of the first day the Participant first meets the definition of Disability.

6.9 Separation from Employment. An Employee or Participant shall incur a separation from employment due to the voluntary or involuntary resignation or discharge from his or her position with the Company, or his or her death, retirement, failure to return to active work at the end of an authorized leave of absence or the authorized extension(s) thereof, or upon the happening of any other event or circumstance which, under the then current policy of the Company results in the cessation of the employer-employee relationship. Separation from employment shall not be deemed to occur merely because of a transfer of employment between participating employers who are affiliated with the Company.

6.10 Change in Ownership or Effective Control. In the event there is a “Change in Ownership or Effective Control” regarding the Zions Bancorporation, then notwithstanding any the terms of any Deferral Election, all Deferred Benefits under this Plan shall become due and payable upon the date established by the Committee as the effective date of the change of control. For purposes of this paragraph, “Change in Ownership or Effective Control” shall mean a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as determined under Section 409A of the Code or regulations promulgated there under.

6.11 Specified Employee. Notwithstanding any other provision of this Article VI, any distribution to a Specified Employee may not be made before the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the Specified Employee) or a Change of Control.

6.12 Grandfather Amounts. All provisions of this Article VI shall apply to Grandfather Amounts except Sections 6.10, and 6.11.

ARTICLE VII

PLAN ADMINISTRATION

7.1 Plan Administrator. This Plan shall be administered by the Committee, which will be the Plan Administrator. The Committee members shall be appointed by and serve at the pleasure of the Board.

7.2 Amendment or Termination. To the extent permitted under this Plan or authorized by the Board of Directors of Zions Bancorporation, the Committee may amend any provision of this Plan at any time and for any reason. Only the Board of Directors of Zions Bancorporation may terminate the Plan in its entirety. No amendment or termination of the Plan will reduce any Participant’s Deferral Account balance as of the effective date of such amendment or termination. Upon termination of the Plan in its entirety, each Participant’s Deferral Account shall be distributed to the Participant at the times and in accordance with the distribution rules set forth in Article VI. Notwithstanding the foregoing, no amendment shall be made to the Plan with respect to any amount deferred and vested prior to January 1, 2005 unless such amendment explicitly provides that it is applicable to such amount; and except as the Committee otherwise determines in writing, no distribution shall be made upon termination of the Plan if such distribution shall be subject to the excise tax applicable under section 409A of the Code.

7.3 Administration of the Plan. The Committee shall have the sole authority to control and manage the operation and administration of the Plan and have all powers, authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances. All decisions, determinations and interpretations of the Committee will be binding on all interested parties, subject to the claims and appeal procedure necessary to satisfy the minimum standard of ERISA Section 503, and will be given the maximum deference allowed by law. The Committee may delegate in writing its responsibilities as it sees fit.

Committee members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Deferral Account. The Board will identify three or more individuals to serve as a temporary replacement of the Committee members in the event that all three members must abstain from voting.

7.4 Indemnification. The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Committee who have fiduciary or administrative responsibilities with respect to the Plan from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

7.5 Claims Procedure. A Participant or his Beneficiary (the “Claimant”) may file a written claim for benefits under the Plan with the Committee. Within sixty (60) days of the filing of the claim, the Committee shall notify the Claimant of the Committee’s decision whether to approve the claim. Such notice shall include specific reasons for any denial of the claim. Within sixty (60) days of the date the Claimant was notified of the denial of a claim, the Claimant may appeal the Committee’s decision by making a written submission containing any pertinent information. Any decision not appealed within such sixty (60)-day period shall be final, binding and conclusive. The Committee shall review information submitted with an appeal and render a decision within sixty (60) days of the submission of the appeal. If it is not feasible for the Committee to render a decision on an appeal within the prescribed sixty (60)-day period, the period may be extended to a one hundred twenty (120)-day period.

7.6 Limitations of Actions on Claims. The delivery to the Participant of the final decision of the Committee with respect to a claim for benefits which has been reviewed and considered under the appeal procedures of Section 7.5 shall commence the period during which the Participant may bring legal action for judicial review of the Committee’s decision. No civil action with respect to the claim for benefits or the subject matter thereof may be commenced by the Participant, whether such action is pursued through litigation, arbitration or otherwise, prior to the completion of the claims and claims review process set forth in Section 7.5, nor following the expiration of two (2) years from the date of delivery of the final decision of the Committee to the Participant under Section 7.5.

ARTICLE VIII

MISCELLANEOUS

8.1 Trust for Deferral Accounts. The Committee shall determine the amounts it deems necessary or appropriate to satisfy the Company’s obligation to pay the Deferral Accounts at the appropriate time to Participants and Beneficiaries. Such amounts shall be held in a trust established by the Company for this purpose with a trustee selected by the Committee. The trust shall be an asset of the Company and shall be earmarked to pay benefits under the terms of the Plan.

The trust shall provide that its assets may not be diverted to, or used for, any purpose except payments to Participants and Beneficiaries under the terms of the Plan or, if the Company is Insolvent, to pay the Company’s creditors. Participants and Beneficiaries will have no right against the Company or the trust with respect to the payment of any portion of the Participant’s Deferral Account, except as a general unsecured creditor of the Company.

8.2 Non-alienation. No benefit or interest of any Participant or Beneficiary under this Plan will be subject to any manner of assignment, alienation, anticipation, sale transfer, pledge or encumbrance, whether voluntary or involuntary. Notwithstanding the foregoing, the Committee will honor community property or other marital property rights, but only to the extent required by law. Prior to distribution to a Participant or Beneficiary, no Deferral Account balance will be in any manner subject to the debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary. Assets held in trust to fund this Plan may, however, be diverted to pay the Company’s creditors, if the Company is Insolvent.

8.3 Domestic Relations Order. In the event the Committee receives a Domestic Relations Order from a potential Alternate Payee, the Committee shall promptly notify the Participant, or Beneficiary whose benefit is the subject of such order and provide him/her with information concerning the Plan’s procedures for administering QDROs. Unless and until the order is set aside, the following provisions shall apply:

(a) Committee Determination. The Committee shall within a reasonable time determine whether the order is a QDRO and shall notify the Participant or Beneficiary whose benefit is the subject of the order, of its determination. The Committee may designate a representative to carry out its duties under this provision.

(b) Compliance with Section 409A. Nothing in this Section 8.3(b) shall be deemed to allow payment under a QDRO to an Alternate Payee of any benefit which would violate Section 409A of the Code and any regulations promulgated hereunder and no payment shall occur prior to the date that the Participant whose benefits are subject to the QDRO would have been entitled to receive payment in accordance with any Deferred Compensation Agreement in existence as of the date of the QDRO. In the event that the QDRO applies to deferrals which occur after the date of the QDRO, the Alternate Payee shall be entitled to a distribution on such future deferrals on the date that the Participant would have been entitled to receive payment.

8.4 QDRO definitions. For purposes of 5 the following definitions and rules shall apply:

(a) “Alternate Payee” shall mean any spouse, former spouse, child or other dependent of a Participant who is recognized by a QDRO as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to the Participant.

(b) “Domestic Relations Order” shall mean any judgment, decree, or order (including approval of a property settlement agreement) which:

(i) relates to the provision of child support, alimony payments, or marital property rights to a spouse, child, or other dependent of a Participant; and

(ii) is made pursuant to a state domestic relations law (including a community property law).

(c) “Qualified Domestic Relations Order” shall mean any Domestic Relations Order which satisfies the criteria set forth as a QDRO under policies established by the Committee.

8.5 Limitation of Rights. Nothing in this Plan will be construed to give a Participant the right to continue in the employ of the Company at any particular position or to interfere with the right of the Company to discharge, lay off or discipline a Participant at any time and for any reason, or to give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment.

8.6 Section 409A. This Plan is intended to meet the requirements of 409A, and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a distribution, payment, or the settlement or deferral thereof, is subject to 409A, except as the Committee otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of 409A, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under 409A. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy 409A shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under 409A. Notwithstanding foregoing, where allowable under 409A, Grandfather Amounts will not be subject to 409A.

8.7 Governing Law. To the extent that state law applies, the provisions of this Plan will be construed, enforced and administered in accordance with the laws of the state of Utah, except to the extent pre-empted by ERISA.

8.8 Grandfather Amounts. The provisions of 8.3, 8.4 and 8.6 shall apply to Grandfather Amounts.

IN WITNESS WHEREOF, the Company by its duly authorized officer has executed this Zions Bancorporation Deferred Compensation Plan as of the 8th day of November, 2006.

ZIONS BANCORPORATION BENEFITS COMMITTEE, AS AUTHORIZED

By:	/s/ Thomas E. Laursen

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